Exhibit 4.57

FORM 51-102F3

MATERIAL CHANGE REPORT

Item 1	Name and Address of Company

Digihost Technology Inc. (formerly HashChain Technology Inc.)

18 King Street East, Suite 902

Toronto, ON M5C 1C4

Item 2	Date of Material Change

November 12, 2021

Item 3	News Release

The press release attached as Schedule “A” was released on November 12, 2021.

Item 4	Summary of Material Change

The material change is described in the press release attached as Schedule “A”.

Item 5	Full Description of Material Change

The material change is described in the press release attached as Schedule “A”.

Item 6	Reliance of subsection 7.1(2) of National Instrument 51-102

Not applicable.

Item 7	Omitted Information

Not applicable.

Item 8	Executive Officer

Inquires in respect of the material change referred to herein may be made to:

Michel Amar, Chief Executive Officer

T: 1-818-280-9758

E: michel@digihostblockchain.com

Item 9	Date of Report

November 12, 2021

SCHEDULE “A”

DIGIHOST TO COMMENCE TRADING ON NASDAQ ON MONDAY, NOVEMBER 15

Toronto, ON – November 12, 2021 – Digihost Technology Inc. (“Digihost” or the “Company”) (TSXV: DGHI; OTCQB: HSSHD), an innovative North American-based Bitcoin self-mining company, today announced that the Company has been approved to list on the Nasdaq Capital Market (“Nasdaq”), and that trading on Nasdaq is expected to begin on Monday, November 15, 2021, under the symbol “DGHI.” The ticker used for Digihost’s shares traded over-the-counter (OTC) under the current symbol “HSSHD” will seamlessly transition to the new ticker symbol “DGHI” on the first day of trading on Nasdaq. Digihost will also retain its listing on the TSX Venture Exchange under the symbol “DGHI.”

The Company expects the Nasdaq listing to enhance its investor profile and increase liquidity for its shareholders.

“A key goal of Digihost has been to provide our investors with greater liquidity through the listing of our shares on a major United States stock exchange. We believe that uplisting the Company’s shares from the OTC market to Nasdaq will also provide the Company with increased access to capital and institutional recognition. We are excited about this significant milestone for the Company and our shareholders and look forward to continuing to implement our growth strategy and building value for our shareholders,” commented Michel Amar, the Company’s CEO.

H.C. Wainwright & Co. served as advisor to Digihost in connection with the Nasdaq listing, and Katten Muchin Rosenman LLP represented the Company as U.S. legal counsel in connection with the Nasdaq listing. Peterson McVicar LLP serves as Canadian counsel to the Company.

About Digihost Technology Inc.

Digihost Technology Inc. is a growth-oriented blockchain technology company primarily focused on Bitcoin mining. Through its self-mining operations and joint venture agreements, the Company is currently hashing at a rate of 400PH with plans to expand to a hashrate of 3.6 EH by the end of 2022.

For further information, please contact:

Digihost Technology Inc.

www.digihost.ca

Michel Amar, Chief Executive Officer

T: 1-818-280-9758

Email: michel@digihostblockchain.com

Cautionary Statement

Trading in the securities of the Company should be considered highly speculative. No stock exchange, securities commission or other regulatory authority has approved or disapproved the information contained herein. Neither the TSX Venture Exchange nor its Regulation Services Provider (as that term is defined in the policies of the TSX Venture Exchange) accepts responsibility for the adequacy or accuracy of this release.

Forward-Looking Statements

Except for the statements of historical fact, this news release contains “forward-looking information” and “forward-looking statements” (collectively, “forward-looking information”) that are based on expectations, estimates and projections as at the date of this news release. Forward-looking information in this news release includes expectations in respect to listing and trading on Nasdaq and future plans and objectives of the Company. Other forward-looking information includes, but is not limited to, information concerning: hashrate expansion, diversification of operations, potential further improvements to profitability and efficiency across mining operations, potential for the Company’s long-term growth, and the business goals of the Company factors that could cause actual results, performance or achievements to differ materially from those described in such forward-looking information include, but are not limited to: trading volume, volatility and other factors affecting liquidity and prices for the common shares on Nasdaq; continued effects of the COVID-19 pandemic may have a material adverse effect on the Company’s performance as supply chains are disrupted and prevent the Company from operating its assets; a decrease in cryptocurrency pricing, volume of transaction activity or generally, the profitability of cryptocurrency mining; further improvements to profitability and efficiency may not be realized; the digital currency market; the Company’s ability to successfully mine digital currency on the cloud; the Company may not be able to profitably liquidate its current digital currency inventory, or at all; a decline in digital currency prices may have a significant negative impact on the Company’s operations; the volatility of digital currency prices; and other related risks as more fully set out in the Annual Information Form of the Company and other documents disclosed under the Company’s filings at www.sedar.com. The forward-looking information in this news release reflects the current expectations, assumptions and/or beliefs of the Company based on information currently available to the Company. Although the Company believes that the assumptions inherent in the forward-looking information are reasonable, forward-looking information is not a guarantee of future performance and accordingly undue reliance should not be put on such information due to the inherent uncertainty therein.